CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Oppenheimer Portfolio Series:

We consent to the use in this Registration Statement of Conservative Investor
Fund, Moderate Investor Fund, Active Allocation Fund, and Aggressive Investor
Fund (collectively the Oppenheimer Portfolio Series), of our reports dated
March 15, 2006, included in the Statements of Additional Information, which are part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses, which are also part of such Registration Statement and "Independent
Registered Public Accounting Firm" appearing in the Statements of Additional
Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
May 26, 2006